The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Securities until the Pricing Supplement, the Product Supplement and the Prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion Dated September 23, 2015 PRELIMINARY PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908

UBS AG Trigger Phoenix Autocallable Optimization Securities

UBS AG $● linked to the common stock of The Coca-Cola Company due on or about September 28, 2018

UBS AG $● linked to the common stock of The Hartford Financial Services Group, Inc. due on or about September 28, 2018

UBS AG $● linked to the common stock of The Walt Disney Company due on or about September 28, 2018

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the common stock of a specific company (the “underlying equity”). UBS will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the quarter. UBS will automatically call the Securities early if the closing price of the underlying equity on any observation date (quarterly, beginning after six months) is equal to or greater than the initial price. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the closing price of the underlying equity on the final valuation date (the “final price”) is equal to or greater than the trigger price (which is the same price as the coupon barrier), UBS will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the final price of the underlying equity is less than the trigger price, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date (the “underlying return”) and you may lose some or all of your initial investment. Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Generally, a higher contingent coupon rate on a Security is associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the Security. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Coupon — UBS will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the quarter.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing price of the underlying equity on any observation date (quarterly, beginning after six months) is equal to or greater than the initial price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the final price of the underlying equity is equal to or greater than the trigger price, UBS will repay your principal amount per Security. If the final price of the underlying equity is less than the trigger price, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the underlying return. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	September 28, 2015
Settlement Date**	September 30, 2015
Observation Dates	Quarterly (callable after six months) (see page 3)
Final Valuation Date	September 24, 2018
Maturity Date	September 28, 2018

*	Expected. See page 2 for additional details.

**	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to a trade expressly agree otherwise.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have downside market risk similar to the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-15 of the Trigger Phoenix Autocallable Optimization Securities (“TPAOS”) product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offerings

These preliminary terms relate to three separate Securities we are offering. Each of the three Securities is linked to the common stock of a different company and each of the three Securities has its own contingent coupon rate, initial price, trigger price and coupon barrier. The initial price, trigger price and coupon barrier for each of the Securities will be set on the trade date. Each of the Securities is offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying Equity	Stock Ticker	Contingent Coupon Rate	Initial Price	Trigger Price(1)	Coupon Barrier(1)	CUSIP	ISIN
Common stock of The Coca-Cola Company	KO	7.00% per annum	$●	79.00% to 84.00% of the Initial Price	79.00% to 84.00% of the Initial Price	90275G301	US90275G3011
Common stock of The Hartford Financial Services Group, Inc.	HIG	7.00% per annum	$●	75.00% to 80.00% of the Initial Price	75.00% to 80.00% of the Initial Price	90275G319	US90275G3193
Common stock of The Walt Disney Company	DIS	8.00% per annum	$●	72.00% to 77.00% of the Initial Price	72.00% to 77.00% of the Initial Price	90275G293	US90275G2930

(1)	The trigger price and coupon barrier will be set to the same percentage.

The estimated initial value of the Securities as of the trade date is expected to be between (i) $9.300 and $9.700 for Securities linked to the common stock of The Coca-Cola Company, (ii) $9.230 and $9.630 for Securities linked to the common stock of The Hartford Financial Services Group, Inc. and (iii) $9.321 and $9.721 for Securities linked to the common stock of The Walt Disney Company. The range of the estimated initial value of the Securities was determined on the date of this preliminary pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “—Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this preliminary pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement relating to the Securities, dated June 15, 2015, the accompanying prospectus and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary pricing supplement, the TPAOS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of The Coca-Cola Company	$●	$10.00	$●	$0.20	$●	$9.80
Securities linked to the common stock of The Hartford Financial Services Group, Inc.	$●	$10.00	$●	$0.20	$●	$9.80
Securities linked to the common stock of The Walt Disney Company	$●	$10.00	$●	$0.20	$●	$9.80

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this preliminary pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TPAOS product supplement dated June 15, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222457/d941498d424b2.htm

♦	Prospectus dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to three different Securities that are offered hereby. Also, references to the “TPAOS product supplement” mean the UBS product supplement, dated June 15, 2015, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated June 12, 2015.

This preliminary pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the closing price of the underlying equity will be equal to or greater than the coupon barrier on the specified observation dates (including the final valuation date).

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the contingent coupon payments specified in the applicable pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be willing to invest in the Securities based on the contingent coupon rate specified on the cover hereof and if the applicable trigger price and coupon barrier were set equal to the top of the range specified on the cover hereof (the actual trigger price and coupon barrier will be determined on the trade date for each offering of the Securities and will be specified in the applicable pricing supplement).

♦	You are willing to forgo dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.

♦	You are willing to invest in equities in general and the underlying equity in particular.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦

You believe that the price of the underlying equity will decline during the term of the Securities and is likely to be less than the coupon barrier on the specified observation dates and less than the trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be unwilling to invest in the Securities based on the contingent coupon rate specified on the cover hereof and if the applicable trigger price and coupon barrier were set equal to the top of the range specified on the cover hereof (the actual trigger price and coupon barrier will be determined on the trade date for each offering of the Securities and will be specified in the applicable pricing supplement).

♦	You prefer to receive the dividends paid on the underlying equity and you seek guaranteed current income from this investment.

♦	You are unwilling to invest in equities in general and the underlying equity in particular.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” of this preliminary pricing supplement for risks related to an investment in the Securities.

Common Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security
Term(1)	Approximately 36 months, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates, as well as the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

Underlying Equity	The common stock of a specific company, as indicated on the cover hereof.
Contingent Coupon

If the closing price of the underlying equity is equal to or greater than the coupon barrier on any observation date, UBS will pay you the contingent coupon applicable to such observation date.

If the closing price of the underlying equity is less than the coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon amount for each Security that would be applicable to each observation date on which the closing price of the underlying equity is greater than or equal to the coupon barrier. The table below reflects the contingent coupon rate of (i) 7.00% per annum for Securities linked to the common stock of The Coca-Cola Company, (ii) 7.00% per annum for Securities linked to the common stock of The Hartford Financial Services Group, Inc. and (iii) 8.00% per annum for Securities linked to the common stock of The Walt Disney Company. Amounts in the table below may have been rounded for ease of analysis.

	Contingent Coupon (per Security)
	The Coca-Cola Company	The Hartford Financial Services Group, Inc.	The Walt Disney Company
	$0.1750	$0.1750	$0.2000

Contingent coupon payments on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing price of the underlying equity is less than the coupon barrier.

Contingent Coupon Rate	The contingent coupon rate is (i) 7.00% per annum for Securities linked to the Common stock of The Coca-Cola Company, (ii) 7.00% per annum for Securities linked to the common stock of The Hartford Financial Services Group, Inc. and (iii) 8.00% per annum for Securities linked to the common stock of The Walt Disney Company.
Automatic Call Feature

The Securities will be called automatically if the closing price of the underlying equity on any observation date (quarterly, beginning March 28, 2016) is equal to or greater than the initial price.

If the Securities are called, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Payment at Maturity (per Security)

If the Securities are not called and the final price is equal to or greater than the trigger price and coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to your principal amount of $10 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the final price is less than the trigger price, UBS will pay you a cash payment per Security on the maturity date that is less than your principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the underlying return, for an amount equal to: $10 + ($10 x Underlying Return)

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Trigger Price

A specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price of the underlying equity and equal to the coupon barrier, as specified on the cover hereof (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).

The actual trigger price for each offering will be set on the trade date to the same percentage as the corresponding coupon barrier.

Coupon Barrier

A specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price of the underlying equity and equal to the trigger price, as specified on the cover hereof (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).

The actual coupon barrier for each offering will be set on the trade date to the same percentage as the corresponding trigger price.

Initial Price	The closing price of the underlying equity on the trade date, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).
Coupon Payment Dates	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement.

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
December 28, 2015 *	December 30, 2015 *	June 28, 2017	June 30, 2017
March 28, 2016	March 30, 2016	September 27, 2017	September 29, 2017
June 28, 2016	June 30, 2016	December 27, 2017	December 29, 2017
September 28, 2016	September 30, 2016	March 27, 2018	March 29, 2018
December 28, 2016	December 30, 2016	June 27, 2018	June 29, 2018
March 28, 2017	March 30, 2017	September 24, 2018**	September 28, 2018***

*	The Securities are not callable until the second observation date, which is March 28, 2016.
**	This is also the final valuation date.
***	This is also the maturity date.
(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement.
(2)

If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. Some of the risks that apply to each offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the TPAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the underlying return.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is equal to or greater than the trigger price.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on an observation date is less than the coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of the underlying equity is less than the coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

You will not participate in any appreciation of the underlying equity and will not have the same rights as holders of the underlying equity — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not accrue or receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the second observation date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the underlying equity’s risk of decline even though you will not participate in any potential appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity. Additionally, investors in the Securities will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the underlying equity would have.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the final price of such underlying equity could be less than its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is a fixed amount, an underlying equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any observation date (quarterly, beginning after six months). In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. For additional information regarding each underlying equity issuer, please see “Information about the Underlying Equities” and “The Coca-Cola Company”, “The Hartford Financial Services Group, Inc.” and “The Walt Disney Company” in this preliminary pricing supplement and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the applicable underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦

There is no affiliation between the respective underlying equity issuers and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with any underlying equity issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with an underlying equity issuer. However, we are not affiliated with any underlying equity issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying equity and the underlying equity issuer for your Securities. The underlying equity issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying equity, the calculation agent may make adjustments to the initial price, coupon barrier, trigger price and/or the final price, as applicable, and any other term of the Securities. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and your payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TPAOS product supplement or herein as necessary to achieve an equitable result. Following certain reorganization events relating to the respective underlying equity issuer where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the equity security of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such reorganization event. If the issuer of an underlying equity becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) the underlying equity is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Securities and your payment at maturity, if any. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” of the TPAOS product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the underlying equity issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the contingent coupon rate, trigger price and coupon barrier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 36 months
Initial Price:	$100
Contingent Coupon Rate*:	7.00% per annum (or 1.75% per quarter)
Contingent Coupon:	$0.1750 per quarter
Observation Dates:	Quarterly (callable after six months)
Trigger Price**:	$78.00 (which is 78.00% of the Initial Price)
Coupon Barrier**:	$78.00 (which is 78.00% of the Initial Price)

*	The actual contingent coupon rate may be greater than the amount listed above, in which case your potential return on the Securities may be greater than the returns shown in the examples above.
**	The trigger price and coupon barrier may be less than or greater than the amount listed above, in which case the potential for the closing price of the underlying equity to be less than the coupon barrier and trigger price may be lesser or greater.

Example 1 — Securities are Called on the Second Observation Date

Date	Closing Price	Payment (per Security)

First Observation Date	$110 (equal to or greater than Initial Price)	$0.1750 (Contingent Coupon – Not Callable)
Second Observation Date	$107 (equal to or greater than Initial Price)	$10.1750 (Settlement Amount)
	Total Payment:	$10.3500 (3.50% total return)

Because the Securities are called following the second observation date (which is approximately six months after the trade date and is the first observation date on which they are callable), UBS will pay you on the call settlement date a total of $10.1750 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payment of $0.1750 received in respect of the prior observation date, UBS will have paid you a total of $10.3500 per Security for a 3.50% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Price of the Underlying Equity is equal to or greater than the Trigger Price

Date	Closing Price	Payment (per Security)

First Observation Date	$90 (equal to or greater than Coupon Barrier; less than Initial Price)	$0.1750 (Contingent Coupon)
Second Observation Date	$70 (less than Coupon Barrier)	$0
Third through Eleventh Observation Dates	Various (all less than Coupon Barrier)	$0
Final Valuation Date	$95 (equal to or greater than Trigger Price and Coupon Barrier; less than Initial Price)	$10.1750 (Payment at Maturity)
	Total Payment:	$10.3500 (3.50% total return)

Because the Securities are not called and the final price of the underlying equity is equal to or greater than the trigger price, at maturity, UBS will pay you a total of $10.1750 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payment of $0.1750 received in respect of prior observation dates, UBS will have paid you a total of $10.3500 per Security for a 3.50% total return on the Securities.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Equity is less than the Trigger Price

Date	Closing Price	Payment (per Security)

First Observation Date	$93 (equal to or greater than Coupon Barrier; less than Initial Price)	$0.1750 (Contingent Coupon)
Second Observation Date	$90 (equal to or greater than Coupon Barrier; less than Initial Price)	$0.1750 (Contingent Coupon)
Third through Eleventh Observation Dates	Various (all less than Coupon Barrier)	$0
Final Valuation Date	$40 (less than Trigger Price and Coupon Barrier)	$10 + [$10 × Underlying Return] =
$10 + [$10 × -60%] =
$10 - $6 =
$ 4 (Payment at Maturity)
	Total Payment	$ 4.3500 (56.50% loss)

Because the Securities are not called and the final price of the underlying equity is less than the trigger price, at maturity UBS will pay you $4 per Security. When added to the contingent coupon payments of $0.3500 received in respect of prior observation dates, UBS will have paid you $4.3500 per Security for a loss on the Securities of 56.50%.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the final price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Information about the Underlying Equities

All disclosures contained in this preliminary pricing supplement regarding each underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equities.

Included on the following pages is a brief description of each underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. The information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and the first and second calendar quarters of 2015, where applicable. Partial data is provided for the third calendar quarter of 2015. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying equity as an indication of future performance.

Each of the underlying equities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The Coca-Cola Company

According to publicly available information, The Coca-Cola Company (“Coca-Cola Co.”) is a non-alcoholic beverage company. Coca-Cola Co. owns or licenses and markets more than 500 non-alcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks.

Coca-Cola Co. owns and markets the non-alcoholic sparkling beverage brands Coca-Cola, Diet Coke, Fanta and Sprite. Coca-Cola Co. manufactures, markets and sells, beverage concentrates, referred to as beverage bases, and syrups, including fountain syrups, and finished sparkling and still beverages. Coca-Cola Co. operates in seven segments: Eurasia and Africa, Europe, Latin America, North America, Asia Pacific, Bottling Investments and Corporate. Information filed by Coca-Cola Co. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02217, or its CIK Code: 0000021344. Coca-Cola Co.’s website is http://www.thecoca-colacompany.com. Coca-Cola Co.’s common stock is listed on the New York Stock Exchange under the ticker symbol “KO.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Coca-Cola Co.’s common stock, based on the daily closing prices on the primary exchange for Coca-Cola Co. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Coca-Cola Co.’s common stock on September 22, 2015 was $38.79. The actual initial price will be the closing price of Coca-Cola Co.’s common stock on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$33.18	$30.80	$33.18
4/1/2011	6/30/2011	$34.23	$32.47	$33.65
7/1/2011	9/30/2011	$35.62	$31.98	$33.78
10/3/2011	12/30/2011	$35.08	$32.37	$34.99
1/3/2012	3/30/2012	$37.01	$33.50	$37.01
4/2/2012	6/29/2012	$39.10	$35.97	$39.10
7/2/2012	9/28/2012	$40.56	$37.14	$37.93
10/1/2012	12/31/2012	$38.58	$35.97	$36.25
1/2/2013	3/28/2013	$40.69	$36.84	$40.44
4/1/2013	6/28/2013	$43.09	$39.13	$40.11
7/1/2013	9/30/2013	$41.09	$37.88	$37.88
10/1/2013	12/31/2013	$41.31	$37.05	$41.31
1/2/2014	3/31/2014	$40.66	$37.10	$38.66
4/1/2014	6/30/2014	$42.36	$38.07	$42.36
7/1/2014	9/30/2014	$42.66	$39.18	$42.66
10/1/2014	12/31/2014	$44.83	$40.39	$42.22
1/2/2015	3/31/2015	$43.78	$39.91	$40.55
4/1/2015	6/30/2015	$41.52	$39.23	$39.23
7/1/2015*	9/22/2015*	$42.12	$37.99	$38.79

*	As of the date of this preliminary pricing supplement, available information for the third calendar quarter of 2015 includes data for the period from July 1, 2015 through September 22, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of Coca-Cola Co.’s common stock from January 2, 2004 through September 22, 2015, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and a hypothetical trigger price of $31.61, which is equal to 81.50% (the midpoint of the expected range as specified on the cover) of the closing price on September 22, 2015. The actual coupon barrier and trigger price will be set on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

The Hartford Financial Services Group, Inc.

According to publicly available information, The Hartford Financial Services Group, Inc. (“Hartford”) is an insurance and financial services company. It provides property and casualty insurance and investment products to both individual and business customers in the United States. Hartford currently conducts business principally in six reporting segments including Commercial Lines, Personal Lines, Property & Casualty Other Operations, Group Benefits, Mutual Funds and Talcott Resolution, as well as a Corporate category. Commercial Lines provides businesses with workers’ compensation, property, automobile, liability and umbrella coverage under several different products, primarily throughout the United States, within its standard commercial lines, which consists of Hartford’s small commercial and middle market lines of business. Personal Lines provides automobile, homeowners and personal umbrella coverages to individuals across the United States, including a special program designed exclusively for members of the AARP (“AARP Program”). Group Benefits provides group life, accident and disability coverage, group retiree health and voluntary benefits to individual members of employer groups, associations, affinity groups and financial institutions. The Mutual Funds segment offers mutual funds for retail and retirement accounts and provides investment-management and administrative services such as product design, implementation and oversight. Talcott Resolution is comprised of runoff business from Hartford’s individual annuity and institutional and private-placement life insurance businesses. Hartford includes in its Corporate category Hartford’s debt financing and related interest expense, as well as other capital raising activities; and certain purchase accounting adjustments related to goodwill and other charges not allocated to the reporting segments. Information filed by Hartford with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13958, or its CIK Code: 0000874766. Hartford’s website is http://www.thehartford.com. Hartford’s common stock is listed on the New York Stock Exchange under the ticker symbol “HIG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Hartford’s common stock, based on the daily closing prices on the primary exchange for Hartford. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Hartford’s common stock on September 22, 2015 was $44.12. The actual initial price will be the closing price of Hartford’s common stock on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$30.80	$24.75	$26.93
4/1/2011	6/30/2011	$28.97	$23.81	$26.37
7/1/2011	9/30/2011	$27.05	$15.82	$16.14
10/3/2011	12/30/2011	$20.27	$14.92	$16.25
1/3/2012	3/30/2012	$22.02	$16.37	$21.08
4/2/2012	6/29/2012	$21.95	$16.10	$17.63
7/2/2012	9/28/2012	$20.34	$15.93	$19.44
10/1/2012	12/31/2012	$22.88	$19.41	$22.44
1/2/2013	3/28/2013	$26.46	$23.05	$25.80
4/1/2013	6/28/2013	$31.43	$24.82	$30.92
7/1/2013	9/30/2013	$32.30	$29.60	$31.12
10/1/2013	12/31/2013	$36.62	$30.68	$36.23
1/2/2014	3/31/2014	$36.14	$32.18	$35.27
4/1/2014	6/30/2014	$36.37	$33.30	$35.81
7/1/2014	9/30/2014	$37.80	$33.85	$37.25
10/1/2014	12/31/2014	$42.27	$35.47	$41.69
1/2/2015	3/31/2015	$43.10	$38.90	$41.82
4/1/2015	6/30/2015	$42.86	$40.77	$41.57
7/1/2015*	9/22/2015*	$49.53	$43.03	$44.12

*	As of the date of this preliminary pricing supplement, available information for the third calendar quarter of 2015 includes data for the period from July 1, 2015 through September 22, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of Hartford’s common stock from January 2, 2004 through September 22, 2015, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and trigger price of $34.19, which is equal to 77.50% (the midpoint of the expected range as specified on the cover) of the closing price on September 22, 2015. The actual coupon barrier and trigger price will be set on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

The Walt Disney Company

According to publicly available information, The Walt Disney Company (“Walt Disney”), together with its subsidiaries, is a worldwide entertainment company. Walt Disney operates in five segments: Media Networks, Parks and Resorts, Studio Entertainment, Consumer Products and Interactive. The Media Networks segment includes broadcast and cable television networks, television production operations, television distribution, domestic television stations and radio networks and stations. The Parks and Resorts segment owns and operates the Walt Disney World Resort in Florida, the Disneyland Resort in California, Aulani, a Disney Resort & Spa in Hawaii, the Disney Vacation Club, the Disney Cruise Line and Adventures by Disney. The Studio Entertainment segment produces and acquires live-action and animated motion pictures, direct-to-video content, musical recordings and live stage plays. The Consumer Products segment engages with licensees, publishers and retailers throughout the world who design, develop, publish, promote and sell products based on existing and new characters and other Walt Disney intellectual property through its Merchandise Licensing, Publishing and Retail businesses. The Interactive Segment creates and delivers Walt Disney branded entertainment and lifestyle content across interactive media platforms. Information filed by Walt Disney with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11605, or its CIK Code: 0001001039. Walt Disney’s website is http://www.disney.com. Walt Disney’s common stock is listed on the New York Stock Exchange under the ticker symbol “DIS.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Walt Disney’s common stock, based on the daily closing prices on the primary exchange for Walt Disney. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Walt Disney’s common stock on September 22, 2015 was $102.49. The actual initial price will be the closing price of Walt Disney’s common stock on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$44.07	$37.82	$43.09
4/1/2011	6/30/2011	$43.91	$37.58	$39.04
7/1/2011	9/30/2011	$40.74	$29.55	$30.16
10/3/2011	12/30/2011	$37.71	$29.00	$37.50
1/3/2012	3/30/2012	$44.38	$38.31	$43.78
4/2/2012	6/29/2012	$48.50	$40.98	$48.50
7/2/2012	9/28/2012	$52.92	$47.27	$52.28
10/1/2012	12/31/2012	$52.97	$47.06	$49.79
1/2/2013	3/28/2013	$57.75	$50.58	$56.80
4/1/2013	6/28/2013	$67.67	$56.69	$63.15
7/1/2013	9/30/2013	$67.11	$60.69	$64.49
10/1/2013	12/31/2013	$76.40	$63.59	$76.40
1/2/2014	3/31/2014	$83.34	$69.99	$80.07
4/1/2014	6/30/2014	$85.74	$77.01	$85.74
7/1/2014	9/30/2014	$90.94	$85.03	$89.03
10/1/2014	12/31/2014	$95.50	$81.74	$94.19
1/2/2015	3/31/2015	$108.43	$90.96	$104.89
4/1/2015	6/30/2015	$114.99	$105.43	$114.14
7/1/2015*	9/22/2015*	$121.69	$95.36	$102.49

*	As of the date of this preliminary pricing supplement, available information for the third calendar quarter of 2015 includes data for the period from July 1, 2015 through September 22, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of Walt Disney’s common stock from January 2, 2004 through September 22, 2015, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and trigger price of $76.36, which is equal to 74.50% (the midpoint of the expected range as specified on the cover) of the closing price on September 22, 2015. The actual coupon barrier and trigger price will be set on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the TPAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss would be short-term capital gain or loss). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to a coupon observation date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the TPAOS product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (possibly in excess of any contingent coupon and even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

In addition, in 2007, the Internal Revenue Service (“IRS”) released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” of the TPAOS product supplement unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupon payments is unclear. Subject to the discussion below with respect to Section 871(m) of the Code and FATCA, we currently do not intend to withhold any tax on any contingent coupon payments made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

We will not attempt to ascertain whether any underlying equity issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If an underlying equity issuer and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a sale, exchange, early redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying equity issuer for their Securities as a United States real property holding corporation and the Securities as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the shares of the certain of underlying equity), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2016. Accordingly, non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “passthru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there may not be interest payments over the entire term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 7 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” of this preliminary pricing supplement.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

$●

UBS AG Trigger Phoenix Autocallable Optimization Securities due on or about September 28, 2018

Preliminary Pricing Supplement dated September 23, 2015

(To Product Supplement dated June 15, 2015

and Prospectus dated June 12, 2015)

UBS Investment Bank

UBS Financial Services Inc.

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Security Offerings	i
Additional Information about UBS and the Securities	ii
Investor Suitability	1
Common Terms for Each Offering of the Securities	2
Investment Timeline	3
Observation Dates and Coupon Payment Dates	3
Key Risks	4
Hypothetical Examples	8
Information about the Underlying Equities	10
The Coca-Cola Company	11
The Hartford Financial Services Group, Inc.	13
The Walt Disney Company	15
What are the Tax Consequences of the Securities?	17
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	20
Product Supplement
Product Supplement Summary	PS-1
Hypothetical Payment Amounts on Your Securities	PS-14
Risk Factors	PS-15
General Terms of the Securities	PS-30
Use of Proceeds and Hedging	PS-47
Supplemental U.S. Tax Considerations	PS-48
Certain ERISA Considerations	PS-56
Supplemental Plan of Distribution (Conflict of Interest)	PS-57
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77